EXHIBIT 99.1

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 1, 2007

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

Pozen Announces Trexima™ (Sumatriptan Succinate and Naproxen Sodium) Amended Response Accepted for Review by FDA

Chapel Hill, N.C., November 1, 2007 — POZEN Inc. (NASDAQ: POZN) announced today that its amended response to the FDA approvable letter for Trexima received on August 1, 2007 has been accepted for review by the U.S. Food and Drug Administration (FDA).  The FDA has also notified POZEN that it considers the submission to be a complete, Class II response (six months) which could result in a new decision date of April 15, 2008.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has development and commercialization alliances with GlaxoSmithKline for the proposed product candidate Trexima™ combining sumatriptan, formulated with RT technology, and naproxen sodium in a single tablet for the acute treatment of migraine, which is currently under review by the United States Food and Drug Administration, and with AstraZeneca for the proprietary fixed dose combination of the proton pump inhibitor esomeprazole magnesium with naproxen in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website:  www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates;  uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; outcomes of outstanding litigation; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2007.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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